EXECUTION COPY

SENIOR SECURED NOTES

LOAN AND SECURITY AGREEMENT

AMONG

WORKSTREAM USA, INC.
PAULA ALLEN HOLDINGS, INC.
THE OMNI PARTNERS, INC.
6FIGUREJOBS.COM, INC.,
AS THE BORROWERS,

WORKSTREAM INC.,
as A guarantor

AND

HILCO FINANCIAL, LLC,
AS THE LENDER

DATED AS OF SEPTEMBER 28, 2006

TABLE OF CONTENTS

		Page

Article I DEFINITIONS		4
Section 1.1	Definitions	4
Section 1.2	Other Definitional Terms; Rules of Interpretation	14

Article II TERM ADVANCE		15

Section 2.1	Term Advance	15
Section 2.2	Payment of Term Advance	15
Section 2.3	Interest; Default Interest Rate; Participations; Usury.	16
Section 2.4	Fees.	18
Section 2.5	Time for Interest Payments; Payment on Non-Business Days; Computation of Interest and Fees; Place of Payment.	18
Section 2.6	Voluntary Prepayment	19
Section 2.7	Application of Payments	19
Section 2.8	Advances to Pay Obligations	19
Section 2.9	Use of Proceeds	19
Section 2.10	Liability Records	19
Section 2.11	Joint and Several Liability; Appointment of Borrower Representative.	19

Article III SECURITY INTEREST; OCCUPANCY; SETOFF		20

Section 3.1	Grant of Security Interest.	20
Section 3.2	Notification of Account Debtors and Other Obligors	21
Section 3.3	Assignment of Insurance	21
Section 3.5	License	22
Section 3.6	Financing Statements	22
Section 3.7	Setoff	22
Section 3.8	Collateral	22

Article IV CONDITIONS OF LENDING		23

Section 4.1	Conditions Precedent to the Term Advance	23

Article V REPRESENTATIONS AND WARRANTIES		26

Section 5.1	Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number	26
Section 5.2	Capitalization	26
Section 5.3	Authorization of Borrowing; No Conflict as to Law or Agreements	26
Section 5.4	Legal Agreements	27
Section 5.5	Subsidiaries	27
Section 5.6	Financial Condition; No Adverse Change	27
Section 5.7	Litigation	27
Section 5.8	Regulation U	27

Table of Exhibits and Schedules

Exhibit A	Form of Term Note

Exhibit B	Form of Compliance Certificate

Exhibit C	Form of Deposit Account Agreement

Exhibit D	Schedule of Closing Documents

Schedule 3.6	Financing Statements

Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral

Schedule 5.2	Capitalization and Organizational Chart

Schedule 5.5	Subsidiaries

Schedule 5.7	Litigation Matters

Schedule 5.11	Intellectual Property Disclosures

Schedule 5.14	Environmental Matters

Schedule 6.3	Permitted Liens

Schedule 6.4	Permitted Debt and Guaranties

LOAN AND SECURITY AGREEMENT

Dated as of September 28, 2006

WORKSTREAM USA, INC., a Delaware corporation (“Workstream USA”), PAULA ALLEN HOLDINGS, INC., a Florida corporation (“Paula Allen Holdings”), THE OMNI PARTNERS, INC., a Florida corporation (“Omni Partners”), and 6FIGUREJOBS.COM, INC., a Delaware corporation (“6FigureJobs.com”) (Workstream USA, Paula Allen Holdings, Omni Partners and 6FigureJobs.com are referred to herein as the “Borrowers” and individually as a “Borrower”), WORKSTREAM INC., a corporation existing pursuant to the Canada Business Corporations Act (“Workstream”), and HILCO FINANCIAL, LLC, a Delaware limited liability company (the “Lender”), hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 2.1  Definitions. For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the meanings assigned to them in this Section or in the Section referenced after such term:

“Accounts” means all accounts, as such term is defined in the UCC, the PPSA and all “Claims” for the purpose of the Civil Code of Quebec (or similar Applicable Law), including each and every right to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by any Credit Party or by some other Person who subsequently transfers such Person’s interest to any Credit Party, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) which any Credit Party may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

“Advance” means the Term Advance or any other loan or advance made by the Lender to or for the benefit of the Borrowers at any time, and “Advances” means the Term Advance and all such other loans and advances collectively.

“Affiliate” or “Affiliates” means, with respect to a Person, (a) any family member, officer, director, employee or managing agent of such Person, and (b) any other Person (i) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person, (ii) that, directly or indirectly beneficially owns or holds 10% or more of any class of voting stock or partnership or other interest of such Person or any subsidiary of such Person, or (iii) 10% or more of the voting stock or partnership or other interest of which is directly or indirectly beneficially owned or held by such Person or a subsidiary of such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other interests, by contract or otherwise.

“Agreement” means this Loan and Security Agreement.

“Agreement Date” means the date of this Agreement.

“Applicable Margin” means (i) from the Funding Date through the date that is 180 days after the Agreement Date, 2.50%, and (ii) at all times thereafter, 3.50%.

“Borrower Representative” has the meaning set forth in Section 2.11(b).

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Chicago, Illinois.

“Canadian Dollars” and “C$” means dollars in currency of Canada.

“Capital Expenditures” means for a period, any expenditure of money during such period for the lease, purchase or other acquisition of any capital asset, or for the lease of any other asset which constitutes a capitalized lease under GAAP, whether payable currently or in the future.

“Change of Control” means a Change of Control Transaction as defined in the Warrant.

“Collateral” means all of each Credit Party’s Accounts, chattel paper and electronic chattel paper, Deposit Accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Deposit Account, and any items in any Lockbox; together with (a) all substitutions and replacements for and products of any of the foregoing; (b) in the case of all goods, all accessions; (c) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (d) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (e) all collateral subject to the Lien of any Security Document; (f) any money, or other assets of each Credit Party that now or hereafter come into the possession, custody, or control of the Lender; (g) proceeds of any and all of the foregoing; (h) books and records of each Credit Party, including all mail or electronic mail addressed to such Credit Party; and (i) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which any Credit Party now has or hereafter acquires any rights.

“Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Credit Party” means each Borrower, each Guarantor, any other Person directly or indirectly liable for all or any part of the Obligations, or any Person which has pledged any collateral for all or any part of the Obligations, and “Credit Parties” means all such Persons collectively.

“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the day an Event of Default occurs and ending on the date such Event of Default has been cured or waived in writing by the Lender.

“Default Rate” means an annual interest rate in effect during a Default Period or following the Termination Date, which interest rate shall be equal to two percent (2%) over the applicable rate otherwise in effect, as such rate may change from time to time.

“Deposit Accounts” means all of each Credit Party’s demand, time, savings, passbook, money market or other depository accounts, and all certificates of deposit, maintained by such Credit Party with any bank, savings and loan association, credit union or other depository institution.

“Deposit Account Agreement” means each agreement, in the form of Exhibit C attached hereto or otherwise in form and substance satisfactory to the Lender, among a bank or other depository institution, the applicable Credit Party and Lender delivered to Lender pursuant to Section 6.10 hereof, including in each case such provisions to provide dominion and control over such accounts to Lender such that upon notice by Lender to such institution of the occurrence of an Event of Default hereunder all actions under such account shall be taken solely at Lender’s direction.

“Director” means a director of the applicable Credit Party.

“Dollars” and “$” means dollars in currency of the United States of America.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” means all equipment, as such term is defined in the UCC, the PPSA (or similar applicable law), whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by any Credit Party.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes any Credit Party and which is treated as a single employer under Section 414 of the IRC.

“Event of Default” has the meaning set forth in Section 7.1.

“Financial Covenants” means the covenants set forth in Section 6.2.

“Fundamental Change” has the meaning set forth in the Warrant.

“Funding Date” means the date of initial funding of the Term Loan.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.6.

“General Intangibles” means all general intangibles, as such term is defined in the UCC, the PPSA (or similar applicable law), whether now owned or hereafter acquired, including all present and future Intellectual Property Rights, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use any name, and the goodwill of each Credit Party’s business.

“Guarantor(s)” means Workstream and any other Person now or hereafter guarantying the Obligations.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“Indebtedness” has the meaning set forth in the Transaction Agreement.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intellectual Property Rights” means all (i) foreign and domestic patents, patent applications, patent disclosures and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential information (including ideas, formulas, compositions, (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) other material intellectual property rights and (vii) copies and tangible embodiments thereof.

“Inventory” means all inventory, as such term is defined in the UCC, the PPSA (or similar applicable law), whether now owned or hereafter acquired, whether consisting of whole goods, spare or maintenance parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Investment Property” means all investment property, as such term is defined in the UCC, the PPSA (or similar applicable law), whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Transaction Agreement, the Warrant Documents and any other agreement, document, instrument or certificate executed and/or delivered in connection with this Agreement or the transactions contemplated hereby.

“Make Whole Amount” means, with respect to any payment or prepayment (including, without limitation, at maturity, upon acceleration or otherwise) of the principal amount of the Term Advance, an additional amount that shall be paid by the Borrowers to the Lender on the date of such repayment or prepayment, if necessary, to permit the Lender to achieve an internal rate of return on the amount then being repaid or prepaid equal to (i) 30% per annum, if the repayment or prepayment occurs prior to the date that is 181 days after the Funding Date, and (ii) 40% per annum, if the repayment or prepayment occurs on or after the date that is 181 days after the Funding Date, in each case as determined in good faith by the Lender giving effect to all fees accrued under paragraph (d) of Section 2.4 and to all interest accrued and paid prior to or concurrently with the making of any such Make Whole Amount in accordance with this Agreement (it being understood by the parties that to the extent any sum of interest has been paid, such sum, however characterized, will not be paid again as part of any Make Whole Payment and it being further understood that any accrued and unpaid interest which is included in the payment of any Make Whole Amount shall cease to be payable as interest accrued).

“Material Adverse Effect” means any of the following:

(a) A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or condition (financial or otherwise) of any Credit Party;

(b) A material adverse effect on the ability of any Credit Party to perform its obligations under the Loan Documents;

(c) A material adverse effect on the ability of the Lender to enforce the Obligations or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Obligations; or

(d) Any claim against any Credit Party or any threat of litigation which if determined adversely to such Credit Party would cause such Credit Party to be liable to pay an amount exceeding $500,000 or would be an event described in clauses (a), (b) and (c) above.

“Maturity Date” means the date that is 545 days after the Funding Date.

“Minimum Liquidity” means, at any time, that (i) the sum of the Qualified Account Amount and Qualified Cash at such time is at least $15,000,000 and (ii) Qualified Cash at such time is at least $10,000,000.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Credit Party or any ERISA Affiliate contributes or is obligated to contribute.

“Note” means the Term Note or any other promissory note by the Borrowers in favor of the Lender, and “Notes” means the Term Note and all such other Notes collectively.

“Obligations” means each Advance and each and every other debt, liability and obligation of every type and description which any Credit Party may now or at any time hereafter owe to the Lender (including all interest and fees contemplated by this Agreement and the other Loan Documents, and including any amounts owing under the Warrant and the Registration Rights Agreement), whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of such Credit Party, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all Debt of each Credit Party arising under any Loan Document between such Credit Party and the Lender, whether now in effect or hereafter entered into.

“Officer” means an officer of the applicable Credit Party.

“Owner” means with respect to any Credit Party, each Person having legal or beneficial title to an ownership interest in such Credit Party or a right to acquire such an interest (excluding the Lender with respect to its rights under any Warrant Documents or any Pledge Agreement).

“Parent Pledge Agreement” means the Pledge Agreement of even date herewith executed by Workstream in favor of the Lender, pledging all of the capital stock of Workstream USA held by it.

“Patent, Trademark and Copyright Security Agreement” means the Patent, Trademark and Copyright Security Agreement dated as of the Agreement Date made by Workstream and the Borrowers in favor of the Lender.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of any Credit Party or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Lien” and “Permitted Liens” have the meanings set forth in Section 6.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of any Credit Party or any ERISA Affiliate.

“Pledge Agreements” means the Parent Pledge Agreement, the Workstream USA Pledge Agreement and any other pledge agreement entered into after the Agreement Date by any Credit Party.

“PPSA” means the Personal Property Security Act as the same may, from time to time, be in effect in the Province of Ontario; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Lender's security interest in any Collateral is governed by the Personal Property Security Act as in effect in a jurisdiction other than the Province of Ontario, the term “PPSA” shall mean the Personal Property Security Act or a similar act or statute as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection or priority and for purposes of definition related to such provisions.

“Premises” means all locations where each Credit Party conducts its business or has any rights of possession, including but not limited to the addresses listed on Schedule 5.1 attached hereto.

“Prime Rate” means, at any time, the rate of interest which is identified and normally published by Bloomberg Professional Service Page Prime as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates). Any change in Prime Rate will become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day. If Bloomberg Professional Service no longer reports the Prime Rate, or if such Page Prime no longer exists, or the Lender determines in good faith that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, the Lender may select a reasonably comparable index or source to use as the basis for the Prime Rate. The “Prime Rate” may not be the lowest or best rate at which the Lender calculates interest or extends credit.

“Qualified Accounts” means Accounts of a Borrower arising in the ordinary course of such Borrower’s business, payable in Dollars or Canadian Dollars and deemed by the Lender in its commercially reasonable judgment to be Qualified Accounts. Unless otherwise approved in writing by the Lender, the following Accounts shall not be deemed Qualified Accounts:

(i)	Accounts for which the rendition of services has not been completed;

(ii)	Accounts for which the rendition of professional services have been provided but are yet unbilled in excess of $500,000;

(iii) Accounts which have been disputed; the account debtor has asserted a setoff, defense or counterclaim with respect to the applicable Account (provided, that in the case of any dispute, setoff, defense or counterclaim with respect to any Account, only that portion of the Account subject to such dispute, setoff, defense or counterclaim shall be deemed ineligible by reason of this clause (iii));

(iv) Accounts that are not lawfully owned by a Borrower free and clear of any Lien, other than Permitted Liens (provided that the Lien in favor of the Lender shall be a first priority Lien), or are not otherwise in compliance with all representations and warranties made by Borrowers with respect thereto in the Loan Documents;

(v) Accounts that are not unconditionally payable within 90 days from the invoice date;

(vi) Accounts that are evidenced by a judgment or a promissory note, chattel paper or any other instrument or other document that is not in the possession of the Lender or does not contain all necessary endorsements in favor of the Lender;

(vii) Accounts that remain unpaid more than 60 days past the invoice due date;

(viii) Accounts due from an Affiliate or an employee, officer, director, creditor or supplier of any Credit Party;

(ix) Accounts constituting an obligation of the United States of America or any other Governmental Authority (unless all steps required by the Lender in connection therewith, including notice to the Government of the United States of America under the Federal Assignment of Claims Act or any action under any state statute comparable to the Federal Assignment of Claims Act, have been duly taken in a manner reasonably satisfactory to the Lender);

(x) Accounts due from an account debtor (or an applicable office of such account debtor) not located in a state of the United States of America or in Canada which are not supported by a letter of credit or other similar credit satisfactory to the Lender; provided, however, that Accounts due from account debtors located in Canada shall not at any time constitute more than 10% of all Qualified Accounts at such time;

(xi) Accounts owing from an account debtor for which more than 50% of the aggregate amount of all Accounts owing to the Borrowers from such account debtor remain unpaid more than 90 days past the invoice date;

(xii) Accounts from an account debtor that (A) has filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, made an assignment for the benefit of creditors, had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (B) has failed, suspended business operations, become insolvent or called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, or (C) has had or suffered to be appointed a receiver or a trustee for all or a significant portion of its assets or affairs;

(xiii) Accounts owing from an account debtor to the extent such Accounts exceed 20% of the aggregate Qualified Accounts of Borrowers (provided, that only that portion of the Accounts of any account debtor which exceeds the applicable percentage rate of the aggregate Qualified Accounts of Borrowers set forth above with respect to such account debtor shall be so deemed ineligible shall be deemed ineligible by reason of this clause (xiii));

(xiv) Accounts with respect to which the Lender has notified Borrowers in writing that Lender is not reasonably satisfied with the credit standing of the account debtor in relation to the aggregate amount of credit extended to such account debtor by Borrowers or for which the Lender believes, in its sole discretion (which discretion shall not be exercised in an arbitrary or capricious manner), that the prospect of collection thereof is impaired in any material respect for any reason;

(xv) Accounts in respect of which the Lender does not have a perfected first priority Lien; and

(xvi)  Accounts owing from an account debtor located in a state in which such Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless such Borrower has qualified as a foreign entity authorized to transact business in such state or has filed all required reports.

“Qualified Account Amount” means, at any time, the net amount of Qualified Accounts at such time. As used herein, the phrase "net amount of Qualified Accounts" shall mean the face amount of such Accounts at any time less any and all returns, rebates, discounts (which may, at the Lender's option, be calculated on shortest terms), credits or allowances at any time issued, owing, claimed by account debtors or granted in connection with, or any interest accrued on the amount of, such Accounts at such time.

“Qualified Cash” means, at any time, the aggregate amount of unrestricted cash in each Deposit Account that is (i) maintained by a Credit Party with a depositary institution in the United States of America or Canada at such time and (ii) subject to a Deposit Account Agreement (or, in the case of a Deposit Account maintained by a Credit Party with a depositary institution in Canada, at the Lender’s option, an alternative arrangement satisfactory to the Lender which, in the Lender’s judgment, provides equivalent benefits to the Lender under applicable Canadian law as the Lender would have as a secured party by virtue of a Deposit Account Agreement under U.S. law) at such time; provided, however, that not more than $1,000,000 of cash maintained by the Credit Parties with depositary institutions in Canada shall be included as Qualified Cash at any one time.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Restricted Payment” means (i) any redemption or prepayment or other retirement, prior to the stated maturity thereof or prior to the due date of any regularly scheduled installment or amortization payment with respect thereto, of any Debt (other than the Obligations), and (ii) any payment on or with respect to any Subordinated Debt other than in accordance with the terms of the applicable Subordination Agreement, if any.

“Securities Accounts” means all of each Credit Party’s securities accounts, as such term is defined in the UCC.

“Securities Account Agreement” means each agreement, in form and substance satisfactory to the Lender, among a securities intermediary, the applicable Credit Party and Lender delivered to Lender pursuant to Section 6.10 hereof, including in each case such provisions to provide dominion and control over such accounts to Lender such that upon notice by Lender to such securities intermediary of the occurrence of an Event of Default hereunder all actions under such account shall be taken solely at Lender’s direction.

“Security Documents” means this Agreement, the guaranty of any Guarantor, a security agreement of each Guarantor, in each case in form and substance satisfactory to Lender, the Patent, Trademark and Copyright Security Agreement, the Pledge Agreements and any other document delivered to the Lender from time to time to secure the Obligations.

“Security Interest” has the meaning set forth in Section 3.1.

“Subordinated Debt” means Debt which is subordinated to the Obligations pursuant to a Subordination Agreement or which is subordinated to the Obligations pursuant to the agreements, documents and instruments evidencing such Debt (which subordination provisions must be acceptable to the Lender in its discretion).

“Subordination Agreement” means any subordination agreement in favor of the Lender which is accepted in writing by the Lender from time to time and which subordinates any Debt of a Credit Party to the Obligations.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right (directly or indirectly) to vote or designate the vote of 50% or more of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Workstream.

“Term Advance” means the $15,000,000 term loan made by the Lender to the Borrowers pursuant to the terms of this Agreement.

“Term Note” means the Borrowers’ term loan promissory note, payable to the order of the Lender in substantially the form of Exhibit A hereto, as same may be renewed and amended from time to time, and all replacements thereof.

“Termination Date” means the earlier of (a) the Maturity Date, or (b) the date the Lender demands payment of the Obligations, following an Event of Default, pursuant to Section 7.2.

“Transaction Agreement” means that certain Transaction Agreement between Workstream and the Lender, dated the date hereof.

“Triggering Event” has the meaning set forth in the Transaction Agreement.

“UCC” means the Uniform Commercial Code as in effect in the State of Illinois, or in any other state whose laws are held to govern this Agreement or any portion hereof.

“Warrant Documents” means each warrant (including the Warrant), registration rights agreement and each related document between Workstream and the Lender with respect to any warrant or any other right of the Lender to obtain, register, have registered, sell or otherwise dispose of any equity interest of Workstream, and such other documents contemplated by the Transaction Agreement related thereto.

“Warrant” has the meaning set forth in the Transaction Agreement.

“Workstream USA Pledge Agreement” means the Pledge Agreement of even date herewith executed by Workstream USA in favor of the Lender, pledging all of the capital stock of Paula Allen Holdings, Omni Partners and 6FigureJobs.com held by it.

Section 1.2  Other Definitional Terms; Rules of Interpretation. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC or the PPSA and not otherwise defined herein have the meanings assigned to them in the UCC or the PPSA, as the context may require. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”. Defined terms include in the singular number the plural and in the plural number the singular. Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means such law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder. Except as otherwise expressly provided herein, reference to any United States law, rule or regulation shall also mean and include any analogous Canadian law, rule or regulation, as the context may require. Reference to time of day, unless otherwise specifically provided, means local time in Chicago, Illinois.

ARTICLE II
TERM ADVANCE

Section 2.1  Term Advance. The Lender agrees, subject to the terms and conditions of this Agreement (including the satisfaction of the conditions precedent set forth in Article IV), to make the Term Advance to the Borrowers in the form of a single advance in the amount of $15,000,000; provided, however, that the Lender may, at its option, withhold from such Term Advance the amount of all fees, costs and expenses due to the Lender or for which the Borrowers are obligated to reimburse the Lender hereunder. The Borrowers’ obligation to pay the Term Advance shall be evidenced by the Term Note and shall be secured by the Collateral as provided in Article III. Amounts repaid with respect to the Term Advance may not be reborrowed, and the Borrowers acknowledge and agree that the Lender has no commitment to make any loans or other financial accommodations to the Borrowers (or any of them) hereunder other than the Term Advance.

Section 2.2  Payment of Term Advance. The Term Advance shall be due and payable as follows:

(a) Immediately upon receipt by any Credit Party of proceeds of any asset disposition (other than any disposition of assets that is permitted under Section 6.18(c)), such Credit Party shall notify the Lender thereof in writing and prepay the Term Advance in an amount equal to 90% of all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Credit Party in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Liens hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Nothing in this Section 2.2 shall be construed to constitute the Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

(b) On the Termination Date, the entire unpaid principal balance of the Term Advance, all unpaid interest accrued thereon and the Make Whole Amount shall in any event be due and payable by the Borrowers.

Section 2.3  Interest; Default Interest Rate; Participations; Usury.

(a)  Interest Rate. All outstanding Advances shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Prime Rate plus the Applicable Margin. Each change in the Prime Rate shall be reflected in the interest rate applicable to Advances as of the effective date of such change. All interest charges and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest and fees being paid than if computed on the basis of a 365-day year).

(b)  Default Interest Rate. At any time during any Default Period or following the Termination Date, in the Lender’s sole discretion and without waiving any of its other rights or remedies, the principal of the Advances shall bear interest at the Default Rate or such lesser rate as the Lender may determine, effective as of the first day on which any Default Period begins through the last day of such Default Period, or any shorter time period that the Lender may determine. The decision of the Lender to impose a rate that is less than the Default Rate or to not impose the Default Rate for the entire duration of the Default Period shall be made by Lender in its sole discretion and shall not be a waiver of any of its other rights and remedies, including its right to retroactively impose the full Default Rate for the entirety of any such Default Period or following the Termination Date.

(c)  Participations. If any Person shall acquire a participation in the Advances, the Borrowers shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.3, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.3, or otherwise elects to accept less than its pro rata share of such fees, charges and other amounts due under this Agreement.

(d)  Usury. In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrowers and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrowers and the Lender, or their successors and assigns. It is the intention of the parties that in no event shall the amounts paid by the Borrowers and/or the Guarantors, or payable to or received by Lender under the Loan Documents or any related documents, including without limitation any amounts that would be characterized as "interest" under applicable law (including, without limitation, any applicable Canadian law), exceed amounts permitted under any such applicable law. Accordingly, if any obligation to pay, payment made to the Lender, or collection by the Lender pursuant the Loan Documents (or in connection therewith) is finally judicially determined to be contrary to any such applicable law, such obligation to pay, payment or collection shall be deemed to have been made by mutual mistake of the Lender, the Borrowers and the Guarantors and such amount shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by the applicable law. Such adjustment shall be effected, to the extent necessary, by reducing or refunding (as required by applicable law and, to the extent not so required, at the option of the Lender) the amount of interest or any other amounts which would constitute unlawful amounts required to be paid or actually paid to the Lender under the Loan Documents and any such other agreement related thereto or by treating any such excess interest paid to be a payment of principal hereunder. For greater certainty, to the extent that any interest, charges, fees, expenses or other amounts required to be paid to or received by the Lender under the Loan Documents or related thereto are held to be within the meaning of "interest" or another applicable term to otherwise be violative of applicable law, such amounts shall be pro-rated over (A) the period of time to which they relate or (B) otherwise over the period from the initial advance date to the applicable Maturity Date (or repayment date as applicable).

(e)  Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Lender, or any Person controlling the Lender, and the Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of its commitments or the Advances made by the Lender is reduced to a level below that which the Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Lender to the Borrowers, the Borrowers shall immediately pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling Person for such reduction in rate of return. A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

(f)  Taxes. All payments by the Borrowers of principal of, and interest on, the Advances and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrowers will:

(i)  pay directly to the relevant authority the full amount required to be so withheld or deducted, including, without limitation, as a result of any payment under clause (iii) below;

(ii)  promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and

(iii)  pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrowers will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted. If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrowers shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

Section 2.4  Fees.

(a)  Intentionally Deleted.

(b)  Collateral Exam Expenses. The Borrowers shall pay the Lender all actual out-of-pocket costs and expenses incurred by the Borrowers or any collateral examiner engaged by the Borrowers in conducting any collateral examination or inspection of the Collateral or the Borrowers’ operations or businesses.

(c)  Intentionally Deleted.

(d)  Prepayment Fee. If the Term Advance is prepaid for any reason, in whole or in part, the Borrowers shall pay to the Lender the Make Whole Amount with respect to the amount prepaid as a prepayment fee. The Borrowers acknowledge that a prepayment may result in the Lender incurring additional costs (including, without limitation, opportunity costs), expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. The Borrowers therefore agree to pay the above-described prepayment fee and agrees that said prepayment fee represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of the Lender.

Section 2.5  Time for Interest Payments; Payment on Non-Business Days; Computation of Interest and Fees; Place of Payment.

(a)  Time For Interest Payments. Accrued and unpaid interest on the Advances shall be due and payable on the first day of each month and on the Termination Date. Additionally, all accrued but unpaid interest on the Advances shall be due and payable contemporaneously with any prepayment thereof (whether voluntary or mandatory). Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of advance to the date such payment is due.

(b)  Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

(c)  Place of Payments. All payments by Credit Parties of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered to the Lender in Chicago, Illinois by wire transfer to such account as the Lender shall from time to time designate to the Credit Parties in writing.

Section 2.6  Voluntary Prepayment. Except as otherwise provided herein, the Borrowers may prepay the Advances in whole at any time or from time to time in part.

Section 2.7   Application of Payments. Any payment received by the Lender may be applied to the Obligations in such order and in such amounts as the Lender in its sole discretion may determine from time to time.

Section 2.8  Advances to Pay Obligations. While the Lender has no obligation to do so, the Lender may, in its discretion at any time or from time to time during a Default Period, without any Borrower’s request, make an Advance in an amount equal to the portion of the Obligations from time to time due and payable. Any such Advance shall constitute an Obligation hereunder, shall be secured by all of the Collateral, shall bear interest at the Default Rate and shall be payable by the Borrowers (together with all accrued interest thereon) on the earlier of (a) the Lender’s demand therefor and (b) the Termination Date.

Section 2.9  Use of Proceeds. The Borrowers shall use the proceeds of the Term Advance only for ordinary working capital purposes.

Section 2.10  Liability Records. The Lender may maintain from time to time, at its discretion, records as to the Obligations. All entries made on any such record shall be presumed correct until the Borrowers establish the contrary. Upon the Lender’s demand, the Borrowers will admit and certify in writing the exact principal balance of the Obligations that the Borrowers then assert to be outstanding.

Section 2.11  Joint and Several Liability; Appointment of Borrower Representative.

(a)  Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations under the Loan Documents. Each Borrower expressly understands, agrees and acknowledges that (i) the Borrowers are all affiliated entities and part of a mutual and collective business enterprise, (ii) each Borrower desires to have the availability of one common credit facility instead of separate credit facilities, (iii) each Borrower has requested that the Lender extend such a common credit facility on the terms herein provided, (iv) the Lender will be lending against, and relying on a security interest in, all of the Borrowers’ assets even though the proceeds of any particular Advance made hereunder may not be advanced directly to a particular Borrower, (v) each Borrower will nonetheless benefit by the making of all such Advances by the Lender and the availability of a single credit facility of a size greater than each could independently warrant, and (vi) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and shall be binding upon each Borrower.

(b)  Each of the Borrowers hereby irrevocably designates and authorizes Workstream to act as its representative and agent generally for purposes of this Agreement and the other Loan Documents (Workstream, in such capacity, including its successors and assigns, is referred to herein as the “Borrower Representative”). Each Borrower agrees (i) that Borrower Representative may exercise any right, or perform any obligation, specified by this Agreement on such Borrower’s behalf, (ii) that all documents and instruments executed by the Borrower Representative on such Borrower’s behalf will jointly and severally bind such Borrower, and (iii) to be bound by any communication or request delivered by the Borrower Representative to the Lender or its agents. Each Borrower grants to Borrower Representative a power of attorney to act on its behalf as provided herein, including, without limitation, with respect to executing documents and instruments, requesting Advances hereunder, and providing notices, reports, certificates and statements to, and receiving the same from, the Lender hereunder and under the other Loan Documents. This appointment as attorney-in-fact is durable and irrevocable as long as any Obligations are outstanding and this Agreement has not been terminated, and will not be affected by any disability or incapacity of any Borrower’s employees, agents or representatives, or the lapse of time. The Lender shall be entitled to rely on any such communication or request delivered by the Borrower Representative.

ARTICLE III

SECURITY INTEREST; OCCUPANCY; SETOFF

Section 3.1  Grant of Security Interest.

(a)  Each Borrower hereby pledges, assigns and grants to the Lender a lien on and security interest in the Collateral (collectively referred to as the “Security Interest”) as security for the payment and performance of the Obligations. Upon request by the Lender, each Borrower will grant the Lender a security interest in all commercial tort claims it may have against any Person.

(b)  Without limiting the generality of the foregoing, as additional security for the payment and performance of the Obligations, each Borrower hereby grants to the Lender a continuing security interest in and Lien upon, and hereby collaterally assigns to the Lender, all of such Borrower's right, title and interest in and to each Deposit Account and in and to any deposits or other sums at any time credited to each such Deposit Account. In connection with the foregoing, each Borrower hereby authorizes and directs each bank or other depository which maintains any Deposit Account to pay or deliver to the Lender upon the Lender’s written demand therefor made at any time during a Default Period and without further notice to such Borrower (such notice being hereby expressly waived), all balances in each Deposit Account with such depository for application to the Obligations then outstanding, and the rights given to the Lender in this Section shall be cumulative with and in addition to the Lender’s other rights and remedies in regard to the amounts on deposit in any Deposit Account as proceeds of Collateral. Each Borrower hereby irrevocably appoints the Lender as such Borrower’s attorney-in-fact to collect any and all such balances to the extent any such payment is not made to the Lender by such bank or other depository after demand thereon is made by the Lender pursuant hereto.

Section 3.2  Notification of Account Debtors and Other Obligors. The Lender may at any time during a Default Period notify any account debtor or other Person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and, subject to applicable law, shall be paid directly to the Lender. Each Borrower will join in giving such notice if the Lender so requests. At any time after any Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, subject to applicable law, in the Lender’s name or in such Borrower’s name, (a) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor.

Section 3.3  Assignment of Insurance. As additional security for the payment and performance of the Obligations, each Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of such Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and such Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender. At any time, whether or not a Default Period then exists, the Lender may (but need not), in the Lender’s name or in such Borrower’s name, execute and deliver proofs of claims, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

Section 3.4  Occupancy.

(a) Each Borrower hereby irrevocably grants to the Lender the right to take exclusive possession of the Premises at any time during a Default Period without notice or consent.

(b) The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.

(c) The Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations and termination of this Agreement, and (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.

(d) The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrowers shall reimburse the Lender promptly for the full amount thereof. In addition, the Borrowers will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

Section 3.5  License. Without limiting the generality of any other Security Document, each Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of such Borrower for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by such Borrower for its own manufacturing and subject to such Borrower’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

Section 3.6  Financing Statements. Each Borrower authorizes the Lender to file, from time to time, such financing statements under the UCC and the PPSA against collateral described as “all personal property” or “all assets” or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest. All financing statements filed before the date hereof to perfect the Security Interest were authorized by the applicable Borrower and are hereby re-authorized. A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by any Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, each Borrower represents and warrants that the information set forth on Schedule 3.6 hereto (as to such Borrower’s exact legal name, address of chief executive office, state of organization, organizational identification number, federal employer identification number and type of organization) with respect to such Borrower is true and correct.

Section 3.7  Setoff. The Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to any Credit Party by the Lender, whether or not due, against any Obligation, whether or not due.

Section 3.8  Collateral. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Credit Parties are entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or other third Person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights any Credit Party may have against any other Person, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application. The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale. Each Credit Party waives any right it may have to require the Lender to pursue any third Person for any of the Obligations.

Article IV

CONDITIONS OF LENDING

Section 4.1  Conditions Precedent to the Term Advance. The Lender’s obligation to make the Term Advance shall be subject to the condition precedent that the Lender shall have received, not later than Friday, October 13, 2006, all of the following, each properly executed by the appropriate party and in form and substance satisfactory to the Lender:

(a) This Agreement.

(b) The Term Note.

(c) A true and correct copy of any and all leases pursuant to which any Credit Party is leasing the Premises, together with a landlord’s disclaimer and consent with respect to each such lease.

(d) A true and correct copy of any and all agreements pursuant to which any Credit Party’s property is in the possession of any Person other than such Credit Party (including any consignee, warehouseman or other bailee), together with (i) an acknowledgment of the Security Interest and waiver of any Liens in favor of such Person, (ii) UCC and PPSA financing statements sufficient to protect such Credit Party’s and the Lender’s interests in such goods, and (iii) UCC and PPSA searches showing that no other secured party has filed a financing or registration statement against such Person and covering property similar to such Credit Party’s other than such Credit Party, or if there exists any such secured party, evidence that each such secured party has received notice from such Credit Party and the Lender sufficient to protect such Credit Party’s and the Lender’s interests in such Credit Party’s goods from any claim by such secured party.

(e) Deposit Account Agreements executed by the applicable Credit Parties and each bank and other financial institution at which such Credit Parties maintain Deposit Accounts, Securities Account Agreements executed by the applicable Credit Parties and each securities intermediary at which such Credit Parties maintains Securities Accounts, together with such evidence as Lender shall require to show that all Indebtedness of Workstream owing to Bank of Montreal and all other Debt of the Credit Parties that is not permitted under this Agreement on the Agreement Date has been or will be paid off simultaneously with the funding under this Agreement.

(f)  The Patent, Trademark and Copyright Security Agreement.

(g) Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against any Credit Party except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to the Lender, (ii) the Lender has duly filed all UCC and PPSA financing statements necessary to perfect the Security Interest (which shall be a first priority Lien subject to Permitted Liens), to the extent the Security Interest is capable of being perfected by filing, and (iii) no judgments, litigation, bankruptcies or tax liens have been entered or filed against or are pending with respect to any Credit Party or any of its assets except those which have been approved by the Lender in writing in its sole discretion.

(h) A certificate of each Credit Party’s Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of such Credit Party’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of such Credit Party’s Constituent Documents, and (iii) examples of the signatures of such Credit Party’s Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on such Credit Party’s behalf.

(i) A current certificate issued by the Secretary of State of the jurisdiction of each Credit Party’s incorporation (or, in the case of Workstream, Industry Canada), certifying that such Credit Party is in compliance with all applicable organizational requirements of such jurisdiction (or, in the case of Workstream, of the Canada Business Corporations Act).

(j) Evidence that each Credit Party is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(k) A certificate of an Officer of the Borrower Representative confirming the representations and warranties set forth in Article V are true and correct as of the date of funding of the Term Advance (disregarding the disclosure letter contemplated below) and the absence of any Default or Event of Default, both before and after giving effect to the making of the Term Advance and the application of the proceeds thereof and without giving effect to any cure period (and the Lender shall have received evidence satisfactory to it that such confirmations are true) .

(l) Opinions of U.S. (which shall include local counsel in Delaware and Florida) and Canadian counsel to the Credit Parties, addressed to the Lender, in form and substance satisfactory to Lender.

(m) Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.

(n) The separate guaranty of each Guarantor and such security documents from each Guarantor as Lender shall require which shall be sufficient to grant to Lender a first priority security interest in all of the assets of each such Guarantor.

(o) Payment of the fees and commissions due under Section 2.4 through the date of the initial Advance and expenses incurred by the Lender through such date and required to be paid by the Borrowers under Section 8.5, including all legal expenses incurred in connection with this Agreement.

(p) Such forms and verification as Lender may need to comply with the U.S.A. Patriot Act.

(q) An executed Transaction Agreement and Warrant Documents, including, without limitation, the Warrants in favor of the Lender for the purchase of 2,750,000 shares of Workstream’s common stock, and all other documents contemplated by the Transaction Agreement.

(r) Duly executed originals of the Parent Pledge Agreement and the Workstream USA Pledge Agreement accompanied by (a) original share certificates representing all of the outstanding capital stock being pledged pursuant to such Pledge Agreements and stock powers for such share certificates executed in blank and (b) the original instruments evidencing Indebtedness being pledged pursuant to such Pledge Agreements, duly endorsed in blank.

(s) Such other documents and certificates as the Lender may reasonably require, including, without limitation, the documents and certificates listed on the Schedule of Closing Documents attached hereto as Exhibit D.

In addition, Lender’s obligation to make the Term Advance shall be subject to the condition precedent that the conditions to Lender’s obligations under the Transaction Agreement (as set forth in Section 7 of the Transaction Agreement) all shall have been satisfied or waived by Lender in its sole discretion.

Notwithstanding anything to the contrary contained in this Agreement, in the event that the funding of the Term Advance does not occur by Friday, October 13, 2006, because any of the conditions to such funding set forth above have not been satisfied or waived by Lender in its sole discretion, then Lender may, without liability or obligation hereunder, terminate this Agreement and all of its obligations hereunder.  Any such termination by Lender shall not relieve any Credit Party of any liability of such Credit Party for any breach of this Agreement occurring prior to such termination. In addition to the foregoing and without limiting any other termination right of the Lender, the Lender shall have the right to terminate this Agreement in the event that any disclosure or disclosures contained in the disclosure letter contemplated below (whether with respect to Article V hereof or otherwise as contemplated by Section 8.4), individually or in the aggregate, could (in Lender’s good faith judgment) reasonably be expected to result in a Material Adverse Effect (as defined in this Agreement or the Transaction Agreement) or a material adverse effect on the Loan (as defined in the Transaction Agreement) (including, without limitation, any of the Borrowers’ ability to repay the Loan), any of the collateral securing the Loan or any of the Securities (as defined in the Transaction Agreement) to be issued to the Lender. In the event of a termination pursuant to the immediately preceding sentence, no party hereto shall have any further liability or obligation to the other hereunder (it being understood and agreed that in the event of such a termination any representation or warranty modified by such disclosure letter shall be deemed to have been so modified as of the time such representation or warranty was originally made on the date hereof).

Article V

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Lender as follows, except as set forth in a disclosure letter to be delivered by the Credit Parties to the Lender as soon as practicable after the date hereof (but in no event three (3) Business Days prior to the Closing Date (as defined in the Transaction Agreement)) (which such letter shall make explicit reference to the particular representation or warranty as to which exception is taken):

Section 5.1  Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number. Each Credit Party is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. Each Credit Party has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. During its existence, each Credit Party has done business solely under the names set forth in Schedule 5.1. Each Credit Party’s chief executive office and principal place of business is located at the address set forth in Section 3.6, all of such Credit Party’s records relating to its business or the Collateral are kept at that location, and such Credit Party’s chief executive office has not been located at any other address in the past five years (except as set forth in Schedule 5.1). All Inventory and Equipment is located at the Credit Parties’ respective chief executive offices or at one of the other locations listed in Schedule 5.1. Each Credit Party’s federal employer identification number and organizational identification number are correctly set forth in Section 3.6.

Section 5.2  Capitalization. Schedule 5.2 constitutes a correct and complete list of all ownership interests of each Credit Party and rights to acquire ownership interests, including the record holder, number of interests and percentage interests on a fully diluted basis and an organizational chart showing the ownership structure of all Subsidiaries of the Credit Parties.

Section 5.3  Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the borrowing of the Term Advance hereunder by each Borrower have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of any Credit Party’s Owners; (b) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof and except as may be required by or in the performance of the Warrant Documents; (c) assuming the accuracy of all of the Lender’s representations and warranties set forth in the Loan Documents, violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to any Credit Party or of any Credit Party’s Constituent Documents; (d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which any Credit Party is a party or by which it or its properties may be bound or affected; or (e) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by any Credit Party.

Section 5.4  Legal Agreements. This Agreement and each other Loan Document to which any Credit Party is a party constitutes the legal, valid and binding obligations of such Credit Party, enforceable against it in accordance with its terms except as such enforceability may be limited by general principles of equity or by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

Section 5.5  Subsidiaries. Except as set forth on Schedule 5.5 hereto, no Credit Party has any Subsidiaries.

Section 5.6  Financial Condition; No Adverse Change. Workstream has furnished to the Lender the consolidated audited financial statements of Workstream and its Subsidiaries for the fiscal year ended May 31, 2006 and the consolidated unaudited financial statements of Workstream and its Subsidiaries for the fiscal-year-to-date period ended July 31, 2006, and those statements fairly present the financial condition of Workstream and its Subsidiaries on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP, consistently applied. Since the date of the most recent financial statements delivered to the Lender, there has been no change in any Credit Party’s business, properties, operations (including results of operations), condition (financial or otherwise) or prospects which has had or could be expected to have, individually or collectively, a Material Adverse Effect.

Section 5.7  Litigation. There are no actions, suits or proceedings pending or, to any Credit Party’s knowledge, threatened against or affecting any Credit Party or any of its Affiliates or the properties of any Credit Party or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those matters specifically listed in Schedule 5.7.

Section 5.8  Regulation U. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.9  Taxes. Each Credit Party and each of its Affiliates (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges (including withholding) that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Credit Parties know of no basis for any such claim.

Section 5.10  Title and Liens. Each Credit Party has good and absolute title to all Collateral free and clear of all Liens, other than Permitted Liens. No UCC or PPSA financing statement (or the equivalent thereof in any jurisdiction) naming any Credit Party as debtor is on file in any office except to perfect only Permitted Liens.

Section 5.11  Intellectual Property Rights.

(a) Schedule 5.11 contains a complete and accurate list of all (i) patented or registered Intellectual Property Rights owned or used by any Credit Party, (ii) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of any Credit Party, (iii) material unregistered Intellectual Property Rights owned or used by any Credit Party and (iv) material software owned by any Credit Party together with other software used in the business (other than commercially-available, off-the-shelf software purchased or licensed for a total cost of less than $10,000) (“Software”). Schedule 5.11 also contains a complete and accurate list of all licenses or similar agreements or similar agreements or arrangements to which any Credit Party is a party, either as licensee or licensor, for Intellectual Property Rights (excluding licenses for unmodified, commercially-available, off-the-shelf software purchased or licensed for a total cost of less than $10,000), in each case identifying the subject Intellectual Property Rights. Each Credit Party has taken all reasonable necessary steps to maintain and protect the Intellectual Property Rights which its owns and uses.

(b) Each Credit Party owns and possesses or has the right to use and as of the Closing Date shall own and possess all right, title and interest to, or has the right to use pursuant to a valid and enforceable license, all Intellectual Property Rights necessary for the operation of the businesses of such Credit Party as presently conducted and as presently proposed to be conducted, free and clear of all encumbrances and liens (other than restrictions on transfer of licensed Intellectual Property Rights). Without limiting the generality of the foregoing, each Credit Party owns and possesses all right, title and interest in and to all Intellectual Property Rights (including software, processes and systems) created or developed by such Credit Party’s employees and independent contractors or under the direction or supervision of such Credit Party’s employees or independent contractors relating to the business of such Credit Party.

(c) Except as set forth on Schedule 5.11, (i) there have been no claims made against any Credit Party asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned or used by any Credit Party, and to the best knowledge of each Credit Party, there is no basis for any such claim, (ii) no Credit Party has received any notices of, and has no knowledge of any facts which indicate a reasonable likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property Rights (including any demand or request that any Credit Party license any rights from a third party), (iii) the conduct of each Credit Party’s business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, (iv) each Credit Party has the right to use and license the Intellectual Property Rights, free and clear of any claim or conflict with the rights of others, (v) no royalties, honorariums or fees are payable by any Credit Party to any Person by reason of the ownership or use of any of the Intellectual Property Rights, and (vi) the transactions contemplated by this Agreement will not have a Material Adverse Effect on any Credit Party’s right, title or interest in and to the Intellectual Property Rights listed on Schedule 5.11 and all of such Intellectual Property Rights shall be owned or available for use by the Credit Parties on identical terms and conditions immediately after the Closing.

(d) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of the Intellectual Property Rights owned by any Credit Party.

(e) The validity of the Intellectual Property Rights owned by any Credit Party and title thereto and, to the best knowledge of each Credit Party, the validity of any Intellectual Property Rights licensed to any Credit Party (i) have not been questioned in any prior proceeding; (ii) are not being questioned in any pending proceeding; and (iii) are not the subject(s) of any threatened or proposed proceeding. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any Credit Party’s rights to use or otherwise exploit any of the Intellectual Property Rights in the manner such Intellectual Property Rights was used or otherwise exploited prior to the consummation of the transactions contemplated by this Agreement, and will not require the consent of any governmental authority or third party in respect of such Intellectual Property Rights.

(f) Except as set forth on Schedule 5.11, none of the Software used in connection with the business of any Credit Party incorporates or is based on or is a derivative work of any third party code that is subject to the terms of, or licensed to any Credit Party pursuant to, any form of public source or “open source” license, such that the public source or “open source” license imposes conditions on the terms and conditions under which the Software may be used or distributed.

(g) Each Credit Party has entered into a legally enforceable agreement with each of its employees and independent contractors obligating each such Person to assign to such Credit Party, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with such Credit Party (except to the extent prohibited by law), and further requiring such Person to cooperate with such Credit Party, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided, however, that the foregoing shall not apply with respect to employees and independent contractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.

Section 5.12  Plans. Except as disclosed to the Lender in writing prior to the date hereof, no Credit Party or ERISA Affiliate (a) maintains or has maintained any Pension Plan, (b) contributes or has contributed to any Multiemployer Plan or (c) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law). No Credit Party or ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status. No Credit Party or ERISA Affiliate has (x) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (y) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (z) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Section 5.13  Default. Each Credit Party is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect.

Section 5.14  Environmental Matters.

(a) Except as disclosed on Schedule 5.14, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for any Credit Party or the Lender under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.

(b) Except as disclosed on Schedule 5.14, no Credit Party has disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(c) Except as disclosed on Schedule 5.14, there have not existed in the past, nor to the best of each Credit Party’s knowledge are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or any Credit Party, alleging, material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.

(d) Except as disclosed on Schedule 5.14, each Credit Party’s business is and has in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in such Credit Party’s possession and are in full force and effect, and no Credit Party has been denied insurance on grounds related to potential environmental liability. No permit required under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

(e) Except as disclosed on Schedule 5.14, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(f) Each Credit Party has delivered to the Lender all environmental assessments, audits, reports, permits, licenses and other documents within such Credit Party’s possession or control describing or relating in any way to the Premises or such Credit Party’s business.

Section 5.15  Intentionally Deleted.

Section 5.16  Financing Statements. Each Credit Party has authorized the filing of UCC and PPSA financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements.

Section 5.17  Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the applicable Credit Party’s records pertaining thereto as being obligated to pay such obligation.

Section 5.18  Financial Solvency. Both before and after giving effect to all of the transactions contemplated in the Loan Documents, no Credit Party or its Subsidiaries:

(a) Was or will be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b) Has unreasonably small capital or is engaged or about to engage in a business or a transaction for which any remaining assets of such Credit Party or such Subsidiary are unreasonably small;

(c) By executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to, nor believes that it will, incur debts beyond its ability to pay them as they mature;

(d) By executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to hinder, delay or defraud either its present or future creditors; and

(e) At this time contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law of any jurisdiction, nor, to the best knowledge of any Credit Party , is the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.

Section 5.19  Additional Representations and Warranties. Without limiting any representation or warranty herein contained, each of the representations and warranties set forth in the Transaction Agreement is true and correct in all material respects to the extent applicable to any Credit Party, in each case as if fully set forth herein.

Article VI

COVENANTS

So long as the Obligations shall remain unpaid, or this Agreement shall remain in effect, each Credit Party will comply with the following requirements, unless the Lender shall otherwise consent in writing:

Section 6.1  Reporting Requirements. Each Credit Party will deliver, or cause to be delivered, to the Lender each of the following, each of which shall be in form and detail acceptable to the Lender:

(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each fiscal year of Workstream and its Subsidiaries, their audited financial statements with the unqualified opinion of independent certified public accountants selected by it and acceptable to the Lender, which annual financial statements shall include its balance sheet as at the end of such fiscal year and the related statements of income, retained earnings and cash flows for the fiscal year then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include any Subsidiary, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; and (ii) a certificate of the Borrower Representative’s chief financial officer, as applicable, substantially in the form of Exhibit C hereto, stating (A) that such financial statements have been prepared in accordance with GAAP and fairly represent the financial position and the results of operations of Workstream and its Subsidiaries, (B) whether or not such Officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (C) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Credit Parties are in compliance with the Financial Covenants.

(b) Monthly Financial Statements. As soon as available and in any event within 30 days after the end of each month, an unaudited/internal balance sheet and statements of income and retained earnings of Workstream and its Subsidiaries as at the end of and for such month and for the year to date period then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include any Subsidiary, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to normal recurring year-end audit adjustments and the absence of footnote disclosures required by GAAP and which fairly represent the financial position and the results of operations of Workstream and its Subsidiaries; and accompanied by a certificate of the Borrower Representative’s chief financial officer, substantially in the form of Exhibit B hereto stating (i) that such financial statements have been prepared in accordance with GAAP, subject to normal recurring year-end audit adjustments and the absence of footnote disclosures required by GAAP, and fairly represent the financial position and the results of operations of Workstream and its Subsidiaries, (ii) whether or not such Officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Credit Parties are in compliance with the Financial Covenants.

(c) Collateral Reports. No later than the second Business Day of each week, a current accounts receivable detail report, and no later than the second Business Day of each month a detail accounts receivable aging report, in each case, as of the end of the immediately preceding week or month (as the case may be) and such other reports reasonably requested by Lender in accordance with the current reporting procedures of the Credit Parties, in each case, certified as true and correct by an Officer of the Borrower Representative. The Borrowers shall also provide the information required by the immediately preceding sentence to the Lender, together with agings of the Borrowers’ Accounts, on a monthly basis within 10 days after the end of each month, calculated as of the last day of the month most recently ended. In addition, the Borrowers shall provide to the Lender promptly, and in any event within five Business Days following any request by the Lender, such other information regarding the Collateral as the Lender may request, in each case in such form and detail as the Lender may reasonably request.

(d) Projections. No later than 30 days prior to the last day of each fiscal year, the projected balance sheets, income statements, and statements of cash flow of Workstream and its Subsidiaries for each month of the succeeding fiscal year, each in reasonable detail. Such items will be certified by the Borrower Representative’s chief financial officer as being the most accurate projections available and identical to the projections used by the Credit Parties for internal planning purposes and be delivered with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.

(e) Litigation. Immediately after becoming aware of the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting any Credit Party (i) of the type described in Section 5.14(c) or (ii) which seek a monetary recovery against any Credit Party in excess of $50,000.

(f) Defaults. When any Officer of a Credit Party becomes aware of the probable occurrence of any Default or Event of Default, no later than three days after such Officer becomes aware of such Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible Officer of such Credit Party of the steps being taken by any Credit Party to cure the effect thereof.

(g) Plans. As soon as possible, and in any event within 30 days after any Credit Party knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, a statement of the Borrower Representative’s chief financial officer setting forth details as to such Reportable Event and the action which the Credit Parties propose to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within 10 days after any Credit Party fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, the Borrower Representative will deliver to the Lender a statement of the Borrower Representative’s chief financial officer setting forth details as to such failure and the action which the Credit Parties propose to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within ten days after any Credit Party knows or has reason to know that it has or is reasonably expected to have any liability under Sections 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, the Borrower Representative will deliver to the Lender a statement of the Borrower Representative’s chief financial officer setting forth details as to such liability and the action which the Credit Parties propose to take with respect thereto.

(h) Officers and Directors. Promptly upon knowledge thereof, notice of any change in the persons constituting any Credit Party’s Executive Officers and Directors.

(i) Collateral. Promptly upon knowledge thereof, notice of any material loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of payment thereof.

(j) Commercial Tort Claims. Promptly upon knowledge thereof, notice of any commercial tort claims it may bring against any Person, including the name and address of each defendant, a summary of the facts, an estimate of the applicable Credit Party’s damages, copies of any complaint or demand letter submitted by such Credit Party, and such other information as the Lender may request.

(k) Intellectual Property.

(i) Thirty days’ prior written notice of its intent to acquire material Intellectual Property Rights, and, except for transfers permitted under Section 6.18, thirty days’ prior written notice of its intent to dispose of material Intellectual Property Rights. Upon request, each Credit Party shall provide the Lender with copies of all proposed documents and agreements concerning such rights.

(ii) Promptly upon knowledge thereof, notice of (A) any Infringement of its Intellectual Property Rights by others, (B) claims that any Credit Party is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.

(iii) Promptly upon receipt, copies of all registrations and filings with respect to its Intellectual Property Rights.

(l) Reports to Owners. Promptly upon their distribution, copies of all financial statements, reports and proxy statements which any Credit Party shall have sent to its Owners.

(m) SEC Filings. Promptly (and in any event within two Business Days) after the sending or filing thereof, copies of all regular and periodic reports which any Credit Party shall file with the Securities and Exchange Commission or any securities exchange.

(n) Tax Returns of the Credit Parties. As soon as possible, and in any event no later than five days after they are due to be filed, copies of the state and federal income tax returns and all schedules thereto of each Credit Party.

(o) Tax Returns and Personal Financial Statements of Guarantors. As soon as possible and in any event no later than April 30th of each year, the current personal financial statement and state and federal income tax returns and all schedules thereto of each Guarantor that is an individual.

(p) Violations of Law. Promptly upon knowledge thereof, notice of any Credit Party’s violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect.

(q) Other Reports. From time to time, with reasonable promptness, any and all schedules with respect to Accounts, Inventory or Equipment, collection reports, deposit records, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold and such other materials, reports, records or information as the Lender may request. In addition, the Credit Parties shall deliver to the Lender a written report, in form satisfactory to the Lender, of Qualified Cash at such time or times as may be requested by the Lender, together with such supporting detail as the Lender may reasonably require.

Section 6.2  Financial Covenants. The Credit Parties shall maintain Minimum Liquidity at all times.

Section 6.3  Permitted Liens; Financing Statements.

(a) No Credit Party will create, incur or suffer to exist any Lien on any of its assets, now owned or hereafter acquired; excluding, however, from the operation of the foregoing, the following (each a “Permitted Lien”; collectively, “Permitted Liens”):

(i) Liens securing the promissory note of Workstream and Workstream USA dated December 30, 2004, payable to ProAct Technologies Corp. in the original principal amount of $1,530,000, which the Credit Parties hereby represent and warrant are in the maximum approximate remaining outstanding amount of $275,000 as of the Closing Date (but which amount the Credit Parties dispute); other Liens which are in existence on the date hereof to the extent (but only to the extent) listed in Schedule 6.3 hereto, all of which other Liens, in the aggregate, are immaterial;

(ii) The Security Interest and Liens created by the Security Documents; or otherwise in favor of the Lender;

(iii) Purchase money Liens relating to the acquisition of machinery and equipment of the Credit Parties not exceeding the lesser of cost or fair market value thereof not exceeding $150,000 in the aggregate during any fiscal year, and so long as no Default Period is then in existence and none would exist immediately after such acquisition;

(iv) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable;

(v) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(vi) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

(vii) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(viii) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by any Credit Party in the operation of its business, and none of which is violated in any material respect by existing or proposed structures or land use; and

(ix) The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed and they do not, in the aggregate, materially detract from the value of the property of any Credit Party, or materially impair the use thereof in the operation of its business:

(A) Claims or liens for taxes, assessments or charges due and payable and subject to interest or penalty;

(B) Claims, liens and encumbrances upon, and defects or title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(C) Claims or liens of mechanics, materialmen, warehousemen, carriers, or other like liens; and

(D) Adverse judgments on appeal.

(b) No Credit Party will amend any financing or registration statements in favor of the Lender except as permitted by law. Any authorization by the Lender to any Person to amend financing statements in favor of the Lender shall be in writing.

Section 6.4  Indebtedness. No Credit Party will incur, create, assume or permit to exist any Indebtedness or liability on account of deposits or advances or any Indebtedness for borrowed money or letters of credit, or any other Indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a) Debt arising hereunder;

(b) Debt under the promissory note referred to in clause (i) of Section 6.3(a) (which note shall not be amended); Debt under a promissory note in the original principal amount of $500,000, made by one or more Credit Parties to the order of Exxceed, Inc. (which note shall not be amended), of which approximately $249,000 remains outstanding as of the Closing Date; and other Debt in existence on the date hereof, to the extent (and only to the extent and in the amount), listed in Schedule 6.4 hereto and not paid off at Closing (all of which other Debt is immaterial in the aggregate);

(c) Debt relating to Permitted Liens; and

(d) Any Subordinated Debt which Lender may hereafter, in its sole discretion, agree to permit.

Section 6.5 Guaranties

. No Credit Party will assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a) the endorsement of negotiable instruments by a Credit Party for deposit or collection or similar transactions in the ordinary course of business; and

(b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof to the extent (and only to the extent and in the amount) listed in Schedule 6.5 hereto, all of which are immaterial in the aggregate.

Section 6.6  Investments and Subsidiaries. No Credit Party will make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any Affiliate of such Credit Party or other Person, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of Indebtedness of any other Person or Affiliate of such Credit Party, except:

(a) Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b) Ordinary operating amounts such as travel advances or loans to the Credit Parties’ Officers and employees not exceeding at any one time an aggregate of $50,000, and prepaid rent not exceeding one month or security deposits; and

(c) Current (but not any future) investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto.

Without limiting the foregoing, no Credit Party shall create any new Subsidiary or cease to own 100% of the equity interests in its Subsidiaries.

Section 6.7  Dividends and Distributions. No Credit Party will declare or pay any dividends (other than dividends payable solely in stock of such Credit Party) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly, in each case other than ordinary course intercompany dividends and distributions necessary for normal operations, consistent with past practice, but in no event in any way or manner or amount which would have any material adverse impact on Lender’s rights to the Collateral or its security interests or position. Notwithstanding the foregoing, no Credit Party shall make any cash dividend or distribution to Workstream if, as a result thereof, the sum of cash and investments described in Section 6.6(a) held at such time by Workstream shall exceed $1,000,000, all of which constitutes Qualified Cash or is held in a Securities Account in accordance with Section 6.10(f).

Section 6.8  Salaries. Excluding stock options, no Credit Party will increase the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, by more than 10% in any one year, either individually or for all such persons in the aggregate.

Section 6.9  Restricted Payments. No Credit Party shall make any Restricted Payment.

Section 6.10    Books and Records; Collateral Examination, Inspection and Appraisals; Deposit Account Agreements and Securities Account Agreements.

(a) Each Credit Party will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to its business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney, accountant or other agent of Lender to audit, review, make extracts from or copy any and all company and financial books and records at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Credit Parties, and to discuss the Credit Parties’ affairs with any of their respective Directors, Officers, employees or agents.

(b) Each Credit Party hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender or its designated agent, at such Credit Party’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding such Credit Party.

(c) Each Credit Party will permit the Lender or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of such Credit Party at any time during ordinary business hours.

(d) The Lender may also, from time to time, obtain at the Credit Parties’ expense an appraisal of all or any part of the Collateral by an appraiser acceptable to the Lender in its sole discretion.

(e) Each Credit Party shall cause all cash and all collections and proceeds from accounts receivable and the sale of Collateral (to the extent permitted hereby) to be deposited into a Deposit Account in the ordinary course of business and consistent with past practices and shall have valid and effective Deposit Account Agreements in place at all times with respect to all of its Deposit Accounts (other than any payroll account so long as such payroll account is a zero balance account) while any Obligation remains outstanding. No Depository Accounts shall be established, used or maintained by any Credit Party unless it complies with the foregoing. With respect to each Deposit Account that is subject to a Deposit Account Agreement, from and after the occurrence of an Event of Default, the Lender shall have the right, at any time and from time to time, to exercise its rights under such Deposit Account Agreement, including, for the avoidance of doubt, the exclusive right to give instructions to the financial institution at which such Deposit Account is maintained as to the disposition of funds or other property on deposit therein or credited thereto. In connection with its exercise of such rights, without limiting the generality of the foregoing, the Lender may, at its option, apply or direct the application of funds or other property on deposit in or credited to any such Deposit Account to the repayment of the Obligations, whether or not then due and payable. The Lender hereby covenants and agrees that it will not send any such notice to a financial institution at which any such Deposit Account is maintained directing the disposition of funds or other property therein unless and until the occurrence of an Event of Default.

(f) Each Credit Party shall have valid and effective Securities Account Agreements in place at all times with respect to all of its Securities Accounts while any Obligation remains outstanding or, with respect to any Securities Account maintained by such Credit Party with a securities intermediary in Canada, at the Lender’s option, an alternative arrangement satisfactory to the Lender which, in the Lender’s judgment, provides equivalent benefits to the Lender under applicable Canadian law as the Lender would have as a secured party by virtue of a Securities Account Agreement under U.S. law. No Securities Accounts shall be established, used or maintained by any Credit Party unless it complies with the foregoing.

Section 6.11  Account Verification. The Lender or its agent may at any time and from time to time send or require any Credit Party to send requests for verification of accounts or notices of assignment to account debtors and other obligors. The Lender or its agent may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

Section 6.12  Compliance with Laws.

(a) The Borrowers and each Guarantor shall (i) comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b) Without limiting the foregoing undertakings, the Borrowers and each Guarantor specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

(c) The Borrowers and each Guarantor shall (i) ensure, and cause each Subsidiary to ensure, that no Owner (excluding any Owner of Workstream) shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of any Advance or any other financial accommodation from the Lender to violate any of the foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act as required by federal law and the Lender’s policies and practices.

(d) The Borrowers and each Guarantor shall comply with all applicable laws, rules, regulations and reporting and informational requirements of the Securities and Exchange Commission and any applicable securities exchange or trading market on which its securities are listed or traded.

Section 6.13  Payment of Taxes and Other Claims. The Borrowers and each Guarantor will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any of its properties; (d) all rental payments, lease payments, utilities expenses, taxes, insurance premiums and other amounts owing with respect to the Premises; and (e) each account payable due to a Person holding a Permitted Lien (as a result of such payable) on any Collateral; provided, however, that the Borrowers and the Guarantors shall not be required to pay any such tax, assessment, charge, rent, claim or account whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which cash reserves in amounts satisfactory to the Lender have been set aside.

Section 6.14  Maintenance of Properties.

(a) The Borrowers and each Guarantor will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section 6.14 shall prevent any Credit Party from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in its good faith judgment, desirable in the conduct of the its business and not disadvantageous in any material respect to the Lender. The Borrowers and each Guarantor will take use its best efforts to protect and maintain its Intellectual Property Rights.

(b) The Borrowers and each Guarantor will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein. The Borrowers and each Guarantor will keep all Collateral free and clear of all Liens except Permitted Liens. Each Credit Party will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing such Credit Party of Infringing any Person’s Intellectual Property Rights.

Section 6.15  Insurance. The Borrowers and the Guarantors will obtain and at all times maintain insurance with insurers acceptable to Lender, in such amounts, on such terms (including any deductibles) and against such risks as may from time to time be reasonably required by the Lender. Without limiting the generality of the foregoing, the Borrowers and the Guarantors will at all times maintain business interruption insurance including coverage for force majeure and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit. All policies of liability insurance required hereunder shall name the Lender as an additional insured.

Section 6.16  Preservation of Existence. The Borrowers and the Guarantors will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 6.17  Delivery of Instruments, etc. Upon request by the Lender, the Borrowers and each Guarantor will promptly deliver to the Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned.

Section 6.18 Sale or Transfer of Assets; Suspension of Business Operations. The Borrowers and each Guarantor will not sell, lease, assign, transfer or otherwise dispose of (a) the stock of any Subsidiary, (b) all or substantially all of its assets, or (c) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than (i) the sale or licensing of Inventory and Intellectual Property Rights in the ordinary course of business, (ii) the disposition of equipment being replaced in the ordinary course of business, or having a book value which is less than $10,000 and no longer necessary to the conduct of any Credit Party’s business, and (iii) the disposition of Intellectual Property Rights permitted by the next sentence, and will not liquidate, dissolve or suspend business operations. No Credit Party will transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Licensed Intellectual Property to lapse, except that such Credit Party may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in or are immaterial to its business. If any Credit Party transfers any Intellectual Property Rights for value other than in the ordinary course of its business, such Credit Party will pay over the proceeds to the Lender for application to the Obligations. No Credit Party will license any other Person to use any such Credit Party’s Intellectual Property Rights, except that they may grant licenses in the ordinary course of its business.

Section 6.19  Consolidation and Merger; Asset Acquisitions. No Credit Party will consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

Section 6.20  Sale and Leaseback. No Credit Party will enter into any arrangement, directly or indirectly, with any other Person whereby it shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.21  Restrictions on Nature of Business. No Credit Party will engage in any line of business materially different from that engaged in as of the Agreement Date and will not purchase, lease or otherwise acquire assets not related to its business. Each Credit Party shall preserve and maintain its separate and distinct identity. Without limiting the generality of the foregoing, each Credit Party shall (i) maintain an office through which its business shall be conducted separate and apart from that of any of the other Credit Parties or any of their respective Affiliates, (ii) maintain separate employees (in sufficient numbers in light of its contemplated business operations) and books and accounts from those of any other Credit Party or any other Person, (iii) except as permitted by this Agreement, not commingle funds or assets with those of any other Credit Party or any other Person, (iv) conduct its business and hold its assets in its own name, (v) hold itself out as an entity separate and distinct from any Affiliate and not as a division, department or part of any other Person, and (vi) maintain an arm’s length relationship with any Affiliate.

Section 6.22  Accounting. The Borrowers and each Guarantor will not adopt any material change in accounting principles other than as required by GAAP. The Borrowers and each Guarantor will not adopt, permit or consent to any change in their fiscal year, which runs from June 1 through May 31.

Section 6.23  Plans. Unless disclosed to the Lender pursuant to Section 5.12, no Credit Party or ERISA Affiliate will (a) adopt, create, assume or become a party to any Pension Plan, (b) incur any obligation to contribute to any Multiemployer Plan, (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (d) amend any Plan in a manner that would materially increase its funding obligations.

Section 6.24  Place of Business; Name. No Credit Party will transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location, in each case without at least thirty (30) days’ prior written notice to the Lender and after the Lender’s written acknowledgment (which shall not be unreasonably withheld, delayed or conditioned) that any reasonable action requested by the Lender in connection therewith, including to continue the perfection of any Liens in favor of the Lender in any Collateral, has been completed or taken, and provided that any such new location shall be in the United States or Canada. No Credit Party will permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. No Credit Party will change its name, type of organization or jurisdiction of organization, in each case without at least thirty (30) days’ prior written notice to the Lender and after the Lender’s written acknowledgment (which shall not be unreasonably withheld, delayed or conditioned) that any reasonable action requested by the Lender in connection therewith, including to continue the perfection of any Liens in favor of the Lender in any Collateral, has been completed or taken, and provided that any such new location shall be in the United States or Canada.

Section 6.25  Amendments to Certain Documents. No Credit Party will amend any instruments or agreements evidencing any Subordinated Debt (if any).

Section 6.26 Performance by the Lender. If any Credit Party at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein or in any other Loan Document, and if such failure shall continue for a period of ten calendar days after the Lender gives such Credit Party written notice thereof (or in the case of the agreements contained in Section 6.9, Section 6.13, Section 6.14(b) and Section 6.15 immediately upon the occurrence of any such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of such Credit Party (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the payment of rent, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrowers shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate. To facilitate the Lender’s performance or observance of such covenants of the Credit Parties, each Credit Party hereby irrevocably appoints the Lender, or the Lender’s delegate, acting alone, as such Credit Party’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of such Credit Party any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by such Credit Party hereunder or under any other Loan Document.

Article VII

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1  Events of Default.“Event of Default”, wherever used herein, means any one of the following events:

(a) Default in the payment of interest when due unless cured within five (5) days after the due date for payment thereof, or in the payment of any other Obligations when they become due and payable;

(b) (i) Default in the performance, or breach, of Section 6.2; or (ii) if Qualified Cash shall be less than $11,500,000 but greater than $10,000,000, and shall remain at less than $11,500,000 for a period of thirty (30) consecutive days; or (iii) any default in the performance, or breach, of any other covenant or agreement of any Credit Party contained in this Agreement, any Security Document or any other Loan Document (other than any provision embodied in or covered by any other clause of this Section 7.1, including, without limitation, clauses (i) and (ii) of this Section 7.1(b)) shall occur, which default or breach, if curable, is not cured within thirty (30) days;

(c) A Change of Control Transaction, a Fundamental Change or a Triggering Event shall occur;

(d) Any Credit Party shall be or become insolvent, or admit in writing its or his inability to pay its or his debts as they mature, or make an assignment for the benefit of creditors; or any Credit Party shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or him or for all or any substantial part of its or his property; or such receiver, trustee or similar officer shall be appointed without the application or consent of such Credit Party; or any Credit Party shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it or him under the laws of any jurisdiction; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of any Credit Party ;

(e) An involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of any Credit Party or for any other relief under the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing;

(f) Any representation or warranty made by any Credit Party or any other Person other than the Lender in this Agreement, any guaranty or in any other Loan Document, or any information provided to the Lender by or on behalf of any Credit Party with respect to the Collateral or the financial condition of any Credit Party (including, without limitation, any information set forth on any financial statement) shall prove to have been incorrect in any material respect when such representation or warranty is made or deemed to have been made or when such information is provided;

(g) The rendering against any Credit Party of an arbitration award, final judgment, decree or order for the payment of money in excess of $50,000 and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution;

(h) A default or event of default under any bond, debenture, note or other evidence of material Indebtedness of any Credit Party owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of Indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the expiration of the applicable period of grace, if any, specified in such evidence of Indebtedness, indenture, other instrument, lease or contract;

(i) Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to any Credit Party by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or any Credit Party or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or any Credit Party or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a Lien on any Credit Party’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of any Credit Party to the Multiemployer Plan under Title IV of ERISA;

(j) Any Credit Party shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, merge with another organization; or sell or attempt to sell all or substantially all of its assets;

(k) Default in the payment of any amount owed by any Credit Party to the Lender other than any Debt arising hereunder which default shall continue beyond any applicable grace period;

(l) Any Guarantor in favor of the Lender shall repudiate, purport to revoke or fail to perform his or its obligations under the applicable guaranty in favor of the Lender, any individual Guarantor shall die or any other Guarantor shall cease to exist; or

(m) Any Credit Party shall take or participate in any action which is prohibited under the provisions of any Subordination Agreement or make any payment on the Subordinated Debt that is not permitted under the provisions of the applicable Subordination Agreement.

Section 7.2  Rights and Remedies. During any Default Period, the Lender may exercise any or all of the following rights and remedies:

(a) The Lender may declare its commitment to make Advances hereunder (if any) to be terminated, whereupon the same shall forthwith terminate;

(b) The Lender may declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Credit Parties hereby expressly waive;

(c) The Lender may, without notice to the Credit Parties and without further action, apply any and all money owing by the Lender to any Credit Party to the payment of the Obligations;

(d) The Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC or the PPSA, as applicable, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Credit Parties hereby expressly waive), the right to notify account debtors to pay the Lender directly (and the Credit Parties shall join in any such notice if the Lender so requests), and the right to sell, lease or otherwise dispose of any or all of the Collateral at public or private sale (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, the Credit Parties will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;

(e) The Lender may exercise and enforce its rights and remedies under the other Loan Documents;

(f) The Lender may draw on any letter of credit of which Lender is the beneficiary as security for the Advances and/or any other Obligations and/or apply any cash Collateral to the Obligations; and

(g) The Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(d) or Section 7.1(e), the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind. If the Lender sells any of the Collateral on credit, the Obligations will be reduced only to the extent of payments actually received. If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Obligations.

Section 7.3  Certain Notices. If notice to any Credit Party of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten calendar days before the date of intended disposition or other action.

Article VIII

MISCELLANEOUS

Section 8.1  No Waiver; Cumulative Remedies; Compliance with Laws. No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law. The Lender may comply with any applicable state, provincial, federal or foreign law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

Section 8.2  Amendments, etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.

Section 8.3  Notices; Communication of Confidential Information; Requests for Accounting

Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by registered or certified first class United States mail, return receipt requested, (c) sent by overnight courier of national reputation, or (d) transmitted by facsimile, in each case delivered or sent to the party to whom notice is being given to the business address or facsimile number set forth below or, as to each party, at such other business address or facsimile number as it may hereafter designate in writing to the other party pursuant to the terms of this Section. All such notices, requests, demands and other communications shall be deemed to be an authenticated record communicated or given on (d) the date received if personally delivered, (e) two days after being deposited in the mail if delivered by mail, (f) the date delivered if delivered by overnight courier, or (g) the date of transmission if sent by facsimile. All notices, financial information, or other business records sent by either party to this Agreement may be transmitted, sent, or otherwise communicated via such medium as the sending party may deem appropriate and commercially reasonable. Notices shall be sent in accordance with the following information unless changed by written notice hereunder:

If to any Credit Party:	Workstream Inc. 495 March Road Ottawa, Ontario, Canada K2K-3G1 Telephone: 613-270-0619 Facsimile: 613-236-9819 Attention: CEO

If to Lender:	Hilco Financial, LLC 5 Revere Drive, Suite 206 Northbrook, Illinois 60062 Telephone: 847-509-1100 Facsimile: 847-509-1150 Attention: CEO

With a copy to:	Greenberg Traurig, LLP 77 W. Wacker Drive Suite 2400 Chicago, Illinois 60601 Telephone: 312-456-8400 Facsimile: 312-456-8435 Attention: Peter H. Lieberman, Esq. Jonathan A. Ain, Esq.

Section 8.4  Further Documents. The Borrowers and each Guarantor will from time to time execute, deliver, endorse and authorize the filing of any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrowers or any Guarantor executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion). Simultaneously herewith, the Credit Parties shall execute and deliver to Lender the so-call “Pre-filing Letter” and if requested as soon as practicable hereafter the Patent, Trademark and Copyright Security Agreement. In addition, the disclosure letter described above shall update and contain all schedules referred to in this Agreement, whether or not in Article V, or any other Transaction Document (as defined in the Transaction Agreement) or Loan Document.

Section 8.5  Costs and Expenses. The Borrowers shall pay on demand all costs and expenses, including reasonable attorneys’ fees, bank wire fees and lockbox fees, incurred by the Lender in connection with the negotiation, preparation and execution of the Loan Documents (which costs are included in the sum payable pursuant to Section 4(f) of the Transaction Agreement), the amendment, collection and enforcement of the Loan Documents and the Obligations, and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest (other than such creation and perfection in connection with the Closing, the costs and expenses of which also are included in the sum payable under Section 4(f) of the Transaction Agreement).

Section 8.6  Indemnity. In addition to the payment of expenses pursuant to Section 8.5, the Borrowers shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(a) Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(b) Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.14 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.12(b); and

(c) Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrowers, or counsel designated by the Borrowers and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrowers’ sole costs and expense. Each Indemnitee will use reasonable efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrowers shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrowers’ obligation under this Section 8.6 shall survive the termination of this Agreement and the discharge of the Borrowers’ other obligations hereunder.

Section 8.7  Participants. The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.

Section 8.8  Execution in Counterparts; Facsimile Execution. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement or any other Loan Document by facsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Any party delivering an executed counterpart of this Agreement or any other Loan Document by facsimile also shall deliver an original executed counterpart of this Agreement or such other Loan Document but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement or such other Loan Document. To the fullest extent permitted by applicable law, each Credit Party waives notice of the Lender’s acceptance of this Agreement and the other Loan Documents.

Section 8.9  Retention of Credit Parties’ Records. The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by any Credit Party or in connection with the Loan Documents for more than 10 days after receipt by the Lender. If there is a special need to retain specific records, the applicable Credit Party must inform the Lender of its need to retain those records with particularity, which must be delivered in accordance with the notice provisions of Section 8.3 within 10 days of the Lender taking control of same.

Section 8.10  Binding Effect; Assignment; Complete Agreement.

(a) The Loan Documents shall be binding upon and inure to the benefit of the Credit Parties and the Lender and their respective successors and assigns, except that no Credit Party shall have the right to assign its rights hereunder or thereunder or any interest herein or therein without the Lender’s prior written consent.

(b) This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents, this Agreement shall control.

Section 8.11  Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.12  Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.13  Governing Law; Jurisdiction, Venue. The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict of law provisions and principles) of the State of Illinois. Each Credit Party hereby consents to the non-exclusive jurisdiction of any United States Federal Court sitting in or with direct or indirect jurisdiction over the Northern District of Illinois or any Illinois state court sitting in Cook County, Chicago, Illinois in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and each Credit Party irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum. Each Credit Party waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to such Credit Party at such Credit Party’s address for notices pursuant to this Agreement, and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the United States mails. Nothing herein shall limit the right of the Lender to bring proceedings against any Credit Party or any of its Affiliates in the courts of any other jurisdiction. Any judicial proceeding commenced by any Credit Party against the Lender or any other holder of any Obligations, or any Affiliate of the Lender or any other holder of any Obligations, involving, directly or indirectly, any matter in any way arising out of, related to or connected with any Loan Document shall be brought only in a United States Federal Court sitting in or with direct jurisdiction over the Northern District of Illinois or any Illinois state court sitting in Cook County, Chicago, Illinois. Nothing in this Agreement shall be deemed or operate to affect the right of the Lender to serve legal process in any other manner permitted by law or to preclude the enforcement by the Lender of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

Section 8.14  Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY AND THE LENDER HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE OBLIGATIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR EITHER PARTY’S ACTIONS IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT HEREOF OR THEREOF. EACH CREDIT PARTY AND THE LENDER ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY, AND WITH THE BENEFIT OF ADVICE OF COUNSEL OF ITS CHOOSING.

Article IX

CROSS-GUARANTY

Section 9.1  Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Lender by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 9 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 9 shall be absolute and unconditional, irrespective of, and unaffected by,

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Section 9) or any other Loan Document or the waiver or consent by the Lender with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect or delay in perfecting its Lien against, any security for the Obligations or any action, or the absence of any action, by the Lender in respect thereof (including the release of any such security);

(d) the insolvency of any Credit Party; or

(e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

Section 9.2  Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Lender to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed between each Borrower and the Lender that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 9 and such waivers, the Lender would decline to enter into this Agreement.

Section 9.3  Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 9 are for the benefit of the Lender and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and the Lender, the obligations of such other Borrower under the Loan Documents.

Section 9.4  Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 9.7, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit the Lender and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 9, and that the Lender and its successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 9.4.

Section 9.5  Election of Remedies. If the Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving the Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, the Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 9. If, in the exercise of any of its rights and remedies, the Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by the Lender and waives any claim based upon such action, even if such action by the Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by the Lender. Any election of remedies that results in the denial or impairment of the right of the Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event the Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, the Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by the Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 9, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Lender might otherwise be entitled but for such bidding at any such sale.

Section 9.6  Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 9 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Article II) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the net amount of all Advances advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(b) the amount that could be claimed by the Lender from such Borrower under this Section 9 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 9.7.

Section 9.7  Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Borrower shall make a payment under this Section 9 of all or any of the Obligations (other than Advances made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following the Termination Date, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 9 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 9.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 9.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 9.1. Nothing contained in Section 9.10 shall limit the liability of any Borrower to pay the Advances made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Borrowers against other Credit Parties under this Section 9.7 shall be exercisable from and after the Termination Date.

Section 9.8 Liability Cumulative. The liability of Borrowers under this Section 9 is in addition to and shall be cumulative with all liabilities of each Borrower to the Lender under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWERS:

WORKSTREAM USA, INC.

By:	/s/ ael Mullarkey
Name: Michael Mullarkey
Title: President

PAULA ALLEN HOLDINGS, INC.

By:	/s/ Michael Mullarkey
Name: Michael Mullarkey
Title: Chief Executive Officer

THE OMNI PARTNERS, INC.

By:	/s/ Michael Mullarkey
Name: Michael Mullarkey
Title: Chief Executive Officer

6FIGUREJOBS.COM, INC.

By:	/s/ Michael Mullarkey
Name: Michael Mullarkey
Title: Chief Executive Officer

GUARANTOR:

WORKSTREAM INC.

By:	/s/ Michael Mullarkey
Name: Michael Mullarkey
Title: Chief Executive Officer

LENDER:

HILCO FINANCIAL, LLC

By:	/s/ David B. Chisholm
Name: David B. Chisholm
Title: Chief Executive Officer